EXHIBIT 3.1

VERIS RESIDENTIAL, INC.

ARTICLES OF AMENDMENT

Veris Residential, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety Section 2 of Article V and inserting in lieu thereof new Section 2 of Article V to read as follows:

“Section 2. Removal. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. A special meeting of the stockholders may be called, in accordance with the Bylaws of the Corporation, for the purpose of removing a director.”

SECOND: The Charter is hereby amended by deleting therefrom in its entirety Section 11 of Article V and inserting in lieu thereof new Section 11 of Article V to read as follows:

“Section 11. Subtitle 8 Election in Bylaws. Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation, by resolution duly adopted at a duly called meeting held on June 10, 1999, amended the Bylaws of the Corporation to provide that the Corporation elects to be subject to Section 3-804(b) of the MGCL. Pursuant to Section 3-802(b)(3) of the MGCL, the Corporation, by a resolution of the Board of Directors duly adopted at a meeting duly called and held, elected to no longer be subject to the provisions of Section 3-804(a) and (c) of the MGCL.”

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law. The Corporation’s election to no longer be subject to Section 3-804(a) and (c) of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its General Counsel and Secretary on this 16th day of June, 2023.

ATTEST: VERIS RESIDENTIAL, INC.

/s/ Taryn Fielder By:/s/ Mahbod Nia
Taryn Fielder Mahbod Nia
General Counsel and Secretary             Chief Executive Officer
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